Exhibit 15
Telvent Announces Preliminary Unaudited Fiscal Year 2008
Financial Results
•	Pro forma Revenue expected to increase 17% to 18%.

•	Pro forma net income expected to increase by 25% to 26%.

•	Backlog at December 31, 2008 expected to amount to € 861 million.
Madrid – January 29, 2009 – Telvent GIT, S.A. (NASDAQ: TLVT), the IT company for a sustainable and secure world, announced today preliminary unaudited financial results for the fiscal year ended December 31, 2008. These preliminary unaudited financial results are subject to the completion of Telvent’s internal and external audit processes. Telvent will release its final unaudited financial results for the fourth quarter and fiscal year ended December 31, 2008, before the opening of the market on Thursday, February 26, 2009.
For fiscal year 2008, Telvent expects pro forma revenues to be in the range of € 695 million to € 700 million, versus € 594.8 million reported for fiscal year 2007, an increase of 17-18% year-over-year.
Pro forma earnings before interest, taxes, depreciation and amortization (EBITDA) for fiscal year 2008 are expected to range between € 79.5 and € 80.5 million.
Telvent expects pro forma net income for the fiscal year 2008 to be in the range of € 37.2 million to € 37.6 million, compared to € 29.8 million for the fiscal year 2007, an increase of 25-26% year-over-year. Therefore, Telvent anticipates its pro forma diluted EPS for the fiscal year 2008 to be in the range of € 1.23 to € 1.25. Pro forma diluted EPS were determined by using a weighted average number of shares issued and outstanding in the year 2008 of 30,096,995 shares, which differs from the number of shares in the year 2007 (29,247,100).
Bookings for the fourth quarter of 2008 are anticipated to be € 318 million, which should result in total 2008 bookings of approximately € 795 million. Total backlog at December 31, 2008 is expected to approximate € 861 million, including an estimated soft backlog of  € 227 million.
Finally, Telvent expects to close the year 2008 with a net debt position of approximately € 208 million, after a very strong fourth quarter in collections, estimated at € 287 million.
Manuel Sanchez, Chairman and Chief Executive Officer, said, “I am very pleased to announce our positive performance for 2008, a very challenging year in which we have achieved double-digit revenue growth and have improved our operating margins. We have seen another strong fourth quarter in collections and bookings, increasing our backlog to unprecedented historical and putting us in a very favorable position to begin the year 2009, especially considering the uncertain market conditions worldwide.”

“2008 also marks a very important milestone in Telvent’s history, as we have closed the DTN acquisition at the end of October. After this, Telvent has strengthened its leadership in the Energy and Weather markets in the US, has added an important segment for both, the economy and the sustainability of any country, as the Agriculture, and has improved its revenue recurrence and operating cash flow generation.”
Conference Call Details
The pro forma results presented in this release are preliminary and unaudited, and are subject to completion of Telvent’s internal and external audit processes. Final financial results for the fiscal year 2008 will be announced in the conference call described below.
Manuel Sanchez, Chairman and Chief Executive Officer, and Barbara Zubiria, Chief Financial Reporting Officer and Head of Investor Relations, will conduct a conference call to discuss fourth quarter and fiscal year 2008 results, which will be simultaneously webcast at 1:00 P.M. Eastern Time / 7:00 P.M. Madrid Time on Thursday, February 26, 2009.
To access the conference call, participants in North America should dial (800) 374-0724 and international participants +1 (706) 634-1387. A live webcast of the conference call will be available at the Investor Relations page of Telvent’s corporate website at www.telvent.com. Please visit the website at least 15 minutes prior to the start of the call to register for the teleconference webcast and download any necessary audio software.
A replay of the call will be available approximately two hours after the conference call is completed. To access the replay, participants in North America should dial (800) 642-1687 and international participants should dial +1 (706) 645-9291. The passcode for the replay is 83267137.
About Telvent
Telvent (NASDAQ: TLVT) is a unique global company listed on the NASDAQ Stock Exchange and a component of the CleanTech IndexTM —the first and only stock market index of leading clean technology (“cleantech”) companies.
Telvent, the IT Company for a sustainable and secure world, specializes in high-value-added products, services and integrated solutions in the Energy, Transportation, Environmental and Public Administration industry segments, as well as Global Services. Its innovative technology and proven experience help ensure secure and efficient management of the operating and business processes of the world’s leading companies. (www.telvent.com)
Investor Relations Contact:
Barbara Zubiria
Tel. +34 902 335599
Email: barbara.zubiria@telvent.com
Lucia Domville
Tel. +1 646 284 9416
Email: ldomville@hfgcg.com

Communication Contact
Patricia Malo de Molina
Tel. +34 954 93 71 11
Email: comunicacion@abengoa.com
Use of Non-GAAP Financial Information
To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we use certain non-GAAP measures, including pro forma net income and EPS. Pro forma net income and EPS are adjusted from GAAP-based results to exclude certain costs and expenses that we believe are not indicative of our core operating results. Pro forma results are one of the primary indicators management uses for evaluating historical results and for planning and forecasting future periods. We believe pro forma results provide consistency in our financial reporting which enhances our investors’ understanding of our current financial performance as well as our future prospects. Pro forma results should be viewed in addition to, and not in lieu of, GAAP results.
Pro forma net income excludes the amortization of intangible assets from the purchase price allocations in our acquisitions, stock compensation plan expenses and mark to market hedging, that Telvent believes are not indicative of its core performance or results. Pro forma revenues exclude the impact of joint ventures. As Telvent does not at this time have the requisite financial information from the joint ventures, a reconciliation of estimated preliminary U.S. GAAP revenues, earnings before interest, taxes, depreciation and amortization and net income for the fiscal year 2008 cannot now be presented.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often are proceeded by words such as “believes,” “expects,” “may,” “anticipates,” “plans,” “intends,” “assumes,” “will” or similar expressions. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Telvent’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Some of the factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the “Risk Factors” described in Telvent’s Annual Report on Form 20-F for the year ended December 31, 2007, filed with the Securities and Exchange Commission on March 10, 2008, and updated, if applicable, on Telvent’s Quarterly Reports on Form 6-K for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, filed with the Securities and Exchange Commission on May 22, 2008, September 26, 2008 and December 8, 2008, respectively, and on Telvent’s Current Report on Form 6-K, filed with the Securities and Exchange Commission on December 4, 2008.
Telvent does not intend, and does not assume any obligation, to update or revise the forward-looking statements in this press release after the date it is issued. In light of the risks and uncertainties described above, and the potential for variation of actual results from the assumptions on which certain of such forward-looking statements are based, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this press release may not occur, and that actual results may vary materially from those described herein, including those described as anticipated, expected, targeted, projected or otherwise.